                                                                    Exhibit 99.1


                                [PROLOGIS LOGO]
News Release
------------

ProLogis Contact:                                              Meridian Contact:
----------------                                               ----------------
K. Dane Brooksher   (800) 820-0181              Allen J. Anderson (415) 228-3910
                    (303) 375-9292
Irving F. Lyons III (510) 656-1900


                PROLOGIS AND MERIDIAN AGREE TO STRATEGIC MERGER
                         IN $1.5 - BILLION TRANSACTION


Agreement Creates $6.4 Billion Global Entity with Leading Position in Key Logistics Markets

DENVER and SAN FRANCISCO -- (November 17, 1998) -- ProLogis (NYSE: PLD) and Meridian Industrial Trust (NYSE: MDN) announced today that Meridian has agreed to merge with and into ProLogis, strengthening ProLogis' position as the largest public U.S.-based global provider of distribution services and facilities. Upon completion of the transaction, ProLogis will have a total market capitalization of approximately $6.4 billion, and 163.4 million square feet of distribution facilities operating or under development in 94 global markets.

According to the terms of the agreement, each common share of Meridian will be exchanged for 1.1 common shares of ProLogis. Meridian has 34.5 million common shares and common share equivalents outstanding. The indicated exchange value to Meridian shareholders, assuming a $22.73 per share stock price for ProLogis, is $25 per share. To the extent ProLogis' average stock price is less than $22.73 per share, as determined over a 15-day trading period selected at random from 30 trading days ending five trading days prior to closing. ProLogis will also contribute cash, not to exceed $2 per share, to preserve up to a $25 share value to Meridian shareholders. The maximum potential cash contribution is $69 million. The exchange ratio implies an enterprise value for meridian of $1.5 billion, including the assumption of approximately $560 million of debt currently outstanding and $50 million of preferred stock.

ProLogis' management believes the merger, which has been unanimously approved by each company's Board, will be accretive to its shareholders in the first year, and expects the combination will provide significant growth potential in key logistics markets. The non-cash component of the merger is structured as a tax-free reorganization and will be accounted for as a purchase of Meridian by ProLogis. Closing is anticipated by March 31, 1999, dependent on, among other conditions, the approval of shareholders of both companies. Upon completion of the transaction, ProLogis' Board will be increased from seven to 10 seats, with Meridian receiving two of the new seats.

ProLogis and Meridian will maintain their current annualized dividend levels of $2.14 and $1.32, respectively, through the close of the transaction. After the close, ProLogis will re-evaluate its annualized dividend to take into consideration the operating performance of the company, including the acquisition of Meridian stock, while maintaining the minimum dividend payout ratio consistent with ProLogis financial strategy.

Superior Strategic Asset Fit in Key Logistic Markets

"Meridian provides an exceptional strategic asset fit that strengthens ProLogis' position in key logistics markets and expands our operating platform to better service our global customers," said K. Dane Brooksher, co-chairman and chief operating officer, ProLogis. "Specifically, through the transaction, we achieve superior market positions in Los Angeles and Dallas, while strengthening our presence in Chicago--three of the largest logistics markets in the United States." Meridian has a total of 36.0 million square feet of distribution facilities operating, under development, and under

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

contract, approximately 45% of that space is in these three markets. In total, 98.3% of Meridian's assets are in ProLogis' target markets.

Mr. Brooksher noted that Meridian brings to ProLogis tremendous product synergy through its high-quality, low-finish distribution product. "Integrating Meridian's assets allows us to more effectively--and immediately--meet the substantial volume of distribution requirements in these important markets where we have identified unmet demand for our distribution services and facilities," he said.

Allen J. Anderson, chairman and chief executive officer of Meridian, said "Combining our assets with those of ProLogis shows ProLogis to achieve an important position in several critical logistics markets, all in a single transaction. In our opinion, this represents the greatest potential for future growth and value creation for Meridian shareholders." Upon completion of the transaction, ProLogis will have the number-one market share in Atlanta, Dallas/Forth Worth and San Francisco, and will have the number-two position in Chicago, Cincinnati/Columbus/Indianapolis, and Los Angeles.

New and Strengthened Customer Relationships

Presently, 68 of Meridian's customers are among ProLogis' targeted "Global 1,000 customers" the 1,000 largest global users of distribution services of facilities. Of those, 15 are new global customers for ProLogis, including Ford Motor Company, IBM, Kraft, RJR Nabisco, SC Johnson & Son, and Abbott Laboratories--bringing the total number of Global 1,000 customers to whom ProLogis leases facilities to 411.

"Overall, ProLogis will benefit from the very strong customer synergies that exist between our two companies," said Mr. Brooksher. "Not only are we able to establish and expand relationships with the Global 1,000, but we immediately expand our multi-market customer base by 38 customers."

Enhance Financial Position

"Given Meridian's strong strategic fit, we anticipate property management, leasing and overhead savings in excess of $8 million annually, in addition to other savings and operating synergies from the successful integration of its assets," and Irving F. Lyons, co-chairman and chief investment officer, ProLogis. "As a result of the transaction, we will have superior financial strength and flexibility to take advantage of significant opportunities, providing shareholders with added stability and growth potential. Combined, these factors will provide for enhanced internal growth over the long term."

Merrill Lynch & Co. acted as financial advisor to ProLogis, Goldman, Sachs & Co. and Prudential Securities, Incorporated acted as financial advisors to Meridian.

                                      ***

ProLogis is the largest U.S. based global provider of integrated distribution services, with more than 1,200 distribution facilities owned and operating throughout North America and Europe. ProLogis has built the industry's first and only global network of distribution facilities with the primary objective to build shareholder value by becoming the leading provider of distribution services. The company expects to achieve the objective through the ProLogis Operating System, and its commitment to be "The Global Distribution Solution" by providing exceptional corporate distribution services and facilities to meet customer expansion and reconfiguration needs globally. As of September 30, 1998, ProLogis had 127.4 million square feet of distribution facilities operating or under development in 90 global markets.

Meridian Industrial Trust's portfolio encompasses 224 modern industrial facilities located in key warehouse and distribution markets. The San Francisco-based REIT is engaged primarily in the business of owning, acquiring, developing, leasing and managing warehouse/distribution and light industrial properties.

                                      ###

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

The supplemental information accompanying this release may be found on ProLogis' Web site at
                               www.prologis.com.

In addition to historical information, this press release contains forward looking statements under the federal securities laws. These statements are based on current expectations, estimates and projections about the industry and markets in which ProLogis and Meridian operate, management's beliefs and assumptions made by each management. Forward-looking statements are not guarantees of future performance and involve certain risks of uncertainties which are difficult to predict. Actual operating results may be affected by changes in national and local economic conditions, competitive market conditions, changes in financial markets or interests rates that could adversely affect each company's cost of capital and ability to meet financing needs or obligations, weather, obtaining governmental approvals and meeting development schedules, and therefore, may differ materially from what is expressed or forecasted in this press release.

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

ProLogis Trust and Meridian Industrial Trust

Transaction Summary

Value of Transaction                   . $1.5 billion ($860 million equity plus
                                         $560 million assumed debt and $50
                                         million preferred stock)

Exchange Ratio                         . 1.10: 1.0. The indicated exchange value
                                         to Meridian shareholders, assuming a
                                         $22.73 per share stock price for PLD,
                                         is $25.00 per share. PLD will issue
                                         37.95 million shares.

                                       . To the extent PLD's average stock price
                                         is less than $22. 73 per share, as
                                         determined over a 15-day trading period
                                         ending 5 days prior to closing, PLD
                                         will also contribute cash (not to
                                         exceed $2.00 per share) to preserve up
                                         to a $25.00 share value to MDN
                                         Shareholders. The maximum cash
                                         contribution is $69 million.

Structure                              . Non-cash component structured as tax-
                                         free transaction (purchase accounting)

Closing                                . Expected by March 31, 1999


Total Market Capitalization            . $6.4 billion


Board Composition                      . PLD Board increased to ten seats, MDN
                                         to receive two seats

Key Merger Benefits

Leading market presence in             . 45% of MDN assets are located in Los
key logistics markets                    Angeles, Dallas and Chicago
                                       . Increased land position in key
                                         strategic markets

Strengthened customer
relationships                          . Significant increase in Global 1000 and
                                         multi-market customers

                                       . New customers include: Abbott
                                         Laboratories, Ford Motor Co., IBM,
                                         Kraft, SC Johnson & Son, RJR Nabisco


Strong product synergies               . 98% of MDN assets located in PLD
                                         markets
                                       . Over 90% of MDN assets are bulk
                                         distribution facilities


Increased operational benefits         . Overhead savings in excess of $6.0
                                         million


Enhanced financial position            . $6.4 billion combined total market
                                         capitalization
                                       . 31.3% combined debt-to-total market
                                         capitalization

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

Leading Market Presence in Key Logistics Markets

Existing Operating portfolio and Land Position/(1)//(2)/

                                                                                 ------------------------------------------
                                                                                             Combined Entity
                                                                                             ---------------
                                                               MDN/PLN
                                                                Under             Market       Land Growth      Est. Market
Markets (in millions square feet)                        Development/Contract    Presence    Potential /(3)/        Rank
Atlanta                                   1.5      8.5            1.5              11.5            2.0               1

Chicago                                   2.8      5.3            0.2               8.3            3.5               2

Cincinnati/Columbus/Indianapolis          3.4     10.7            1.2              15.3            7.7               2

Dallas/Fort Worth                         5.4      6.4            1.4              13.2            2.1               1

Los Angeles                               6.7      3.7            1.4              11.8            3.4               2

New Jersey/I-95 Corridor                  2.1      3.3            1.3               6.7            2.8               3

San Francisco Bay Area                    2.5      6.7            0.3               9.6            6.0               1
                                         ----    -----           ----             -----           ----             ---

     Subtotal                            24.4     44.6            7.3              76.4           27.5               1

Other Mutual Markets                      7.7     27.5            2.7              37.9           10.4              --

Other Non-Mutual Markets                  0.6     31.6            3.5              35.7           17.6              --
                                         ----    -----           ----             -----           ----             ---

     Total                               32.7    103.7           13.5             150.0           55.5               1
                                                                                 ------------------------------------------

(1) Operating properties as of September 30, 1998. Numbers may not sum exactly due to rounding.
(2) Includes square footage for refrigerated warehouse assets. Excludes Frigoscandia assets.
(3) Includes buildable square feet from land owned, controlled, or under contract as of September 30, 1998.

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

Strengthened Customer Relationships

Synergies in Customer Base


PLD's Global 1000 customers
increased to 411

68 MDN customers are PLD target
Global 1000 customers

76 MDN customers (20% of portfolio)
are PLD customers

38 PLD customers to become
multi-market customers

[Graphic Information: A bar graph sets out PLD and MDN historical Global Customer Growth]

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

Significant Product and Operational Synergies

98.3% of MDN Assets Located in PLD Markets



[Graphic Information: A map of the United States and Europe sets out the MDN and PLD Common Markets, as well as, the MDN Exclusive Target Markets and the PLD Exclusive Target Markets.]



Enhanced Financial Position

Large Cap REIT/(1)/                 .     PLD ($4.9 billion total market capitalization)
                                    .     MDN ($1.5 billion total market capitalization)
                                    .     Combined ($6.4 billion total market capitalization)
Increased Shareholder Liquidity     .     PLD ($2.7 million average daily volume)
                                    .     MDN ($0.9 million average daily volume)

Conservative Balance Sheet /(2)/    .     PLD (29.1% debt-to-total market capitalization)
                                    .     MDN (37.6% debt-to-total market capitalization)
                                    .     Combined (31.3% debt-to-total market capitalization)

Positive Financial Impact           .     Immediately accretive in year 1
                                    .     Improves 5-year PLD growth rate
                                    .     Greater internal growth prospects

(1) PLD data as of November 16, 1998 and MDN data reflects implied aggregate purchase price.
(2) Balance sheet data as September 30, 1998, stock prices as of November 16, 1998.

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